Exhibit 99.3

FINAL TRANSCRIPT

Thompson StreetEventsSM

Conference Call Transcript

MLS - Q4 2004 Mills Corporation Earnings Conference Call

Event Date/Time: Mar. 23. 2005 / 11:00AM ET

Event Duration: 1 hr 12 min

CORPORATE PARTICIPANTS

Noam Saxonhouse

The Mills Corporation - Vice President Investor Relations

Larry Siegel

The Mills Corporation - Chairman, CEO

Ken Parent

The Mills Corporation - COO

Jim Dausch

The Mills Corporation - President, Development Division

M.J. Morrow

The Mills Corporation - CFO

Greg Neeb

The Mills Corporation - CIO

CONFERENCE CALL PARTICIPANTS

Michael Bilerman

Smith Barney Citigroup - Analyst

Ross Nussbaum

Banc of America Securities - Analyst

David Ronco

RBC Capital Markets - Analyst

Craig Schmidt

Merrill Lynch - Analyst

Matt Ostrower

Morgan Stanley - Analyst

Mike Mueller

J.P. Morgan - Analyst

Legg Mason Wood Walker - Analyst

Jon Litt

Smith Barney Citigroup - Analyst

PRESENTATION

Operator

Welcome to The Mills Corporation fourth quarter 2004 earnings conference call. During the presentation, all participants will be in a listen-only mode. Afterwards, we will conduct a question-and-answer session. At that time, if you have a question, please press the one followed by the four on your telephone. And as a reminder, this conference call is being recorded today, Wednesday, March 23, 2005.

I would like to turn the conference over to Noam Saxonhouse, Vice President Investor Relations, Mills Corporation. Please go ahead, sir.

Noam Saxonhouse - The Mills Corporation - Vice President Investor Relations

Welcome to The Mills Corporation’s fourth quarter 2004 earnings conference call.

Please be aware that statements made during this call that are not historical may be deemed forward-looking statements. Although the Company believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurances that its expectations will be attained and it is possible that our actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties.

Those risks and uncertainties include but are not limited to the national, regional, and local economic climate, competitive market forces, changes in market rental rates, trends in the retail industry, the inability to collect rent due to bankruptcy or insolvency of tenants or otherwise, and changes in market rates of interest. We direct to you the company’s various filings with the Securities and Exchange Commission including Form 10-K and Form 10-Q for a detailed discussion of risks and uncertainties.

Acknowledging the fact that this call may be Webcast for some time, we believe it is important to note that today’s call includes time-sensitive information that may be accurate only as of today’s date, Wednesday, March 23, 2005.

This call will include statements and presentation of certain financial measures that have not been calculated in accordance with Generally Accepted Accounting Principles, which are commonly referred to as non-GAAP financial measures. Such non-GAAP financial measures include but are not limited to funds from operation and EBITDA.

Additional information regarding such non-GAAP financial measures, including definition of such non-GAAP terms, presentation of the most comparable financial measure calculated in accordance with GAAP, and a reconciliation of such non-GAAP financial measures to most directly comparable GAAP financial measures required by Regulation G, is set forth in our supplementary information which is available on our Web site at www.themills.com under the heading, “Investor Relations” In the Audio Presentation section.

Please note that we have not yet filed the Form 8-K with the SEC. We intend to file the Form 8-K with the SEC as soon as practicable.

Participating in today’s call will be Larry Siegel, Chairman and Chief Executive Officer, Mark Ettenger, President, Jim Napoli, President, Operating Division, Jim Dausch, President, Development Division, Ken Parent, Chief Operating Officer, Greg Neeb, Chief Investment Officer, and M.J. Morrow, Chief Financial Officer.

And now I’ll turn the call over to Larry.

Larry Siegel - The Mills Corporation - Chairman, CEO

Good morning.

In 2004 we built on our record of creating value for our investors. At the same time, we have positioned our company for sustained, dynamic growth well into the future.

We broadened our portfolio through prudent acquisitions and are leveraging our expertise in development, leasing, and management to uncover and unlock the full value of the properties we acquired. We continued to develop market dominant destinations and have the industry’s largest pipeline of development opportunities.

And we are building an international operations platform that will enable us to expand our presence overseas. I believe that each of these initiatives provides us with opportunities for breakout growth in the years to come.

In 2004, we achieved the goal we set in 2002, that in three to five years a third of our portfolio would consistent of regional centers. Today, little more than two years since initiating this program, we own interest in 22 traditional regional malls, accounting for approximately 45% of our net operating income.

Our most recent acquisitions were of the Southridge Mall in Milwaukee and the Southdale Mall in Minneapolis, the first enclosed mall built in the United States and celebrating its 50th anniversary this year. Both regional malls dominate their immediate markets and are highly productive assets.

Specialty tenant sales at the two centers averaged $418 per square foot in 2004. Like our other strategic acquisitions, they offer exciting opportunities for expansion and merchandising that will further boost our return.

In total, we’ve invested nearly $3.5 billion to acquire properties at about a 7.5 percent average yield. We plan to enhance these assets with additional investment of up to $750 million in innovative expansion, redevelopment, and retenanting opportunities. We have identified that we believe will yield close to double-digit returns.

Leading institutional investors are supportive of our vision and our ability to carry it out. We are proud that GM selected us from a number of interested mall operators to acquire a 50 percent managing partnership interest in nine regional malls. That is a strong testament that GM believes The Mills can do a better job than others of maximizing the value of these retail assets.

In addition, J.P. Morgan validated our program by agreeing to purchase a 50 percent interest in our Del Amo Fashion Center for about $244.5 million, implying a $40 million increase in total property valuation in the 18 months we had owned the asset.

In addition, the deal includes a promote that entitles us to a higher percentage of revenues when certain returns are achieved. J.P. Morgan enthusiastically endorses our plan to revitalize the 2.1 million square foot center through a major expansion, redevelopment and retenanting effort and wants to share in the expected higher yields the property will generate.

Our domestic development efforts continue to produce innovative market dominant consumer destinations. In the 12 months beginning in November 2003, we opened St. Louis Mills, Cincinnati Mills, and Vaughan Mills just outside Toronto, adding 3.7 million square feet of productive leasable space to our line-up.

Today, Pittsburgh Mills is under construction and on schedule to open for a July 14 opening. And as a proof point of the value of our landmark Mills concept, J.P. Morgan Fleming bought a 50 percent interest in Ontario Mills at a cap rate commensurate with that of the most dominant productive malls in the best markets in the country.

I am very pleased to say that construction has begun on the spectacular Meadowlands Xanadu at the Meadowlands Sports Complex. After receiving construction approval last Wednesday from the Jersey Sports and Exposition Authority, and the final regulatory permit from the U.S. Army Corps of Engineers last Friday afternoon, we began site preparation Monday morning for driving piles for a parking garage.

We plan on late 2007 opening of the family, entertainment, and shopping portion of the 4.8 million square foot sports, entertainment, retail, office, and hotel complex located within five miles of Manhattan.

Meadowland Xanadu has generated tremendous enthusiasm from leading brands the world over. Before the first shovel hit the dirt, half the leasable retail and entertainment space in this project had identified tenancies.

KanAm, our investment partner for the project, had the most successful raise in its history and had completely funded its $250 million commitment.

In 2004, we broke into the underserved Canadian market in a very big way and positioned ourselves to capitalize on opportunities we see in Canada. Vaughan Mills, the first enclosed retail center built in Canada in 14 years, has been a smash hit since it opened in November.

Building on its success, we and our Canadian partner, Ivanhoe Cambridge, the development arm of pension fund, Caisse de Depot have identified specific sites in Vancouver and Calgary and we are considering the joint development of a total of four centers in Canada.

A few years ago we stated our intentions to exploit into Europe to explore key markets that relative to the U.S. are substantially under-retailed and offer extraordinary opportunities. In 2003, we became the first U.S. developer to build and operate a major retail center in Europe.

We proved that we could overcome imposing barriers to entry by finding and working with strong local partners, learning the intracacies of local permitting, and crafting an innovative project that would serve the needs of all constituencies. Building on our presence in Spain we expanded our European footprint by partnering with Ivanhoe Cambridge to acquire the 715,000 square foot St. Enoch Centre in Glasgow.

With the total catchment area population of over 4 million people, central Glasgow is the UK’s largest retail market outside of central London, and it is in the midst of a renewal effort intended to transform the city into a major tourist destination. St. Enoch is located at the main intersection of Glasgow’s thriving shopping district and attracts 20 million visitors a year.

What’s more, like our other acquisitions, it has upside potential through expansion and remerchandising that I believe we are uniquely able to realize. We have a number of other promising development opportunities in Europe.

In November the city of Rome selected our proposal to develop that city’s prime Mercati Generali site, less than two kilometers from the Coliseum into an innovative urban retail, entertainment, and cultural center, and we are currently negotiating a development document. In addition to Mercati Generali project on which we expect to break ground this year, we are pursuing potential development opportunities in Milan, the U.K., Valencia, and Barcelona.

Ron Weidner, our head of operations is building an efficient team to execute our international expansion activities.

In all we have more than a dozen development and redevelopment projects in the U.S. and abroad in which we plan to invest nearly $3 billion. These projects will provide us with sustained growth and fuel a next generation of development.

I just returned from our second annual leasing event in Key Biscayne, Florida yesterday. More than 150 executives from top U.S. and international retailers joined us for that very productive outing in a relaxed and enjoyable setting.

The turnout was exceptional, and as is the excitement retailers have for our properties. This enthusiasm is demonstrated in the surging and lease spreads, gross sales, sales productivity, and occupancy rates we are reporting this morning.

The Mills is conceiving, shaping, and building the future of retail today. As we close the book on our 10th year as a public company, I see a very bright future for The Mills and for its investors.

Before I turn the call over to Ken, I want to say a couple of words about the restatement.

We understood that the changes we are making in our financial statements are creating some temporary difficulties for investors in evaluating our performance on a comparable basis. We have dedicated a significant level of resources and senior management time to ensure that all aspects of the restatement are handled appropriately and at the end of the process, investors will receive the most useful and accurate financial information.

We know that investors are eager to see our 10-K which will provide details on all aspects of the restatement and our restated quarterly results for 2004 and 2003. The restatement has been an arduous process for us, but we are sure that once the process is complete, investors will have even more information than in past to evaluate our performance.

We are committed to spending the necessary time with investors to explain our operating and financial results to the extent investors have questions on the restatement. We will address all of their questions in appropriate forums.

Now I’d like to turn the call over to Ken Parent.

Ken Parent - The Mills Corporation - COO

Thank you, Larry, and good morning.

Before I bring you up to date on our operating and financial results, I’d like to spend a few moments discussing the impact of the restatement on our numbers and the structure our income statement. We hope that our revised financial statements, which follow a strict interpretation of GAAP, will provide more information to investors and allow analysts to gain a greater understanding of our business.

The effect of the restatement was basically in line with what we communicated to you on our call on February 16. The only additional issue that arose from our thorough review of our accounting policies was due to the February 7th letter from the Chief Accountant at the SEC, the AICPA.

Per the letter we have identified a limited number of instances where we had capitalized and amortized tenant inducements that should have been treated as rent concessions which would have reduced minimum rents. The impact of this adjustment slightly reduced FFO per diluted share in 2004 and prior years.

While the restatement and our review of our accounting policies did not have a dramatic impact on our bottom line FFO per diluted share for 2004, it has clearly altered the presentation in our financial statements. We have three significant reclassifications to discuss.

First, we will show the revenues we collect from our promotional funds in recoveries from tenants and the cost we incur advertising for our centers will be reflected in recoverable expenses. Previously, the revenue and expenses from promotional funds were netted against one another.

Additionally, we will no longer eliminate certain property level expenses against corporate management fees.

The second reclassification involves development-related fee income where we will now gross up all of our development-related fee revenue and show the associated expense in our new line item called “Cost to Fee Income” as opposed to netting the two against one another. In order to calculate all of our fee revenue you must combine two line items titled “Other Fee Income”, and “Attribution to Mills of the Elimination of Interest and fees”.

The third reclassification is the result of FIN 46. As we mentioned in our February 16 press release, as a result of the restatement of our adoption of FIN 46 as of March 31, 2004, we will consolidate all other joint ventures with KanAm rather than only certain development joint ventures.

As a result, we are consolidating 12 previously excluded KanAm joint ventures effective March 31, 2004. The results of these joint ventures will now be reflected in our consolidated income statement.

KanAm’s share of income from these joint ventures is reflected in the “Minority Interest in Earnings” line item. Since we adopted FIN 46 on April 1, these changes are only reflected in the last three quarters of 2004.

There will be a discrepancy between the properties that were consolidated in ‘04 and ‘03. This will create a number of variances on our consolidated income statement.

Additionally, FIN 46 requires us to book a catch-up adjustment to reflect the additional earnings we would have received since our IPO if we had consolidated all of our KanAm JVs. This adjustment of almost $51.4 million is reflected in earnings but is pulled out of FFO.

There is a schedule in our 8-K following the discussion of the restatement that details the impact of all the major items effected by the restatement.

Cutting through the noise created by the restatement and the application of FIN 46, FFO per diluted share on a restated basis increased 9.1% to $3.96 in 2004, versus $3.63 on a restated basis in 2003. In explaining the components of our FFO growth, we feel it is most useful to compare on a restated basis full-year 2004 to full-year 2003.

So for the year, same project NOI grew by 3.1 percent, generating incremental FFO of $11.4 million. FFO from acquisitions and new projects which had not stabilized in 2003, less sales to joint venture partners, increased $29.2 million.

FFO from FAS 141 and 142 adjustments were $1.4 million in the fourth quarter of ‘04, and were$ 6.7 million for the year representing a $4.2 million increase over last year.

Interest income from development projects and net development, leasing and financing fee income were $21.9 million in 2004, an increase of $12.4 million from ‘03, in line with our prior guidance.

G&A for 2004 was up $20.4 million. A portion of this increase represents changes in our accounting policies. Our G&A line item now includes expenses associated with our sponsorship income. Previously this expense had been netted against property revenues.

Additionally we have become more conservative in our capitalization of overhead related to our development projects.

Our G&A was further elevated this year by a couple of one-time items including the cost of the restatement and our implementation of Sarbanes-Oxley. All told, without these items, G&A for the year would have been slightly under $40 million.

FFO from our share of land sales was $29.9 million in 2004. On a restated basis our 2003 land sales were $8.5 million.

As we mentioned before, 2003 land sales decreased from the number we reported last year largely due to a gain which was recorded in ‘03 which is now booked in 2004.

As we told you on our February 16 call, FFO was negatively impacted in 2004 by increased project write-offs. Write-offs were $10.3 million for the year, an increase of about $8 million versus 2003.

The refinancing of our mortgage at Del Amo in December of 2004 resulted in a debt extinguishment cost. Our share of these costs reduced FFO by $1.5 million.

Preferred dividends increased $17.6 million over 2003 levels, due to our Series E Preferred Stock being outstanding for the full-year, and the issuance of our Series F Convertible Preferred in August. Partially offsetting the overall positive impact of these variances was an increase in the average number of shares and units outstanding of 3.4 million, due to conversion of i-Star’s Preferred Stock in November of ‘03.

Underlying our solid financial results was the strong performance of our operating properties. Gross sales for inline tenants were up 9.2% to $386 per square foot, while comp space sales increased 3.5%.

Sales per square foot for inline tenants at our comp centers increased by 6.8 percent. Sales in our six properties in Florida and Southern California were particularly strong with each center recording sales increases of over 10 percent for the year.

Throughout our portfolio spreads for our inline tenants were up 13.7% and our comp anchor spreads remained above 30 percent for the third year in a row.

As we promised at the beginning of the year, we opened 400,000 square feet more of anchors than we closed. This reflects the unabated demand for anchor space in our portfolio. Our comparable property occupancy ended the year at 96.3 percent, an increase of 1.8% from the end of last year.

I was also pleased to see strong occupancy level for some of our newer Landmark Mills projects. Discover Colorado, St. Louis and Cincinnati Mills all ended up the year over 91 percent occupied.

Now a word on guidance. The momentum at the property level should continue into 2005 and drive the growth in next year’s FFO per share.

Before I go through our guidance for 2005, I would like to remind everybody that a host of variables, including interest rates, land sales, fees and project write-offs will obviously impact our actual 2005 results. As always, we did our best to make reasonable assumptions of the variables that underlie our annual budgets.

Based on our current budget, which has been adjusted to reflect our new accounting, the costs associated with the restatement, and the acquisitions of St. Enoch’s, Southdale and Southridge, we anticipate that FFO per diluted share in 2005 will be between $4.35 and $4.45.

Our budget assumes that year-end occupancy at our comp properties will increase slightly less than 1% at the end of 2005. Increased occupancy, combined with rent spreads in the low teens, should drive an increase in comp property NOI of 4%.

We anticipate the development, leasing, and financing fees after netting out our costs will be between 10 to $5 million as we continue our development activities at Meadowland Xanadu, 108 North State Street, and celebrate the grand opening of Pittsburgh Mills.

Land sales will probably represent a smaller portion of our FFO in 2005. We expect to record between 15 and 20 million in land sales.

Given the growth in the company, the cost associated with the restatement and Sarbanes-Oxley, our G&A will continue to increase although only moderately compared to 2004. We anticipate that G&A will total between 45 and 50 million for 2005. Similar to 2004, this includes 5 to $6 million of restatement reclasses and the impact of a more conservative capitalization policy.

As in prior years, we do not include any unannounced acquisitions in our guidance. While the restatement may cause the presentation of some of our line items, land sales, and fees in particular to differ from prior years, we will be sure to provide investors with incremental information such as our proportionate share of land sales and the G&A cost relating to our fee income. This should enable to you track our performance on a consistent basis.

Now on balance sheet.

Since the beginning of the fourth quarter, we have been very busy from a capital perspective. On October 15th we closed on the GM acquisition and completed the financing for the transaction. Our share of assumed debt was $170 million.

Our share of the new mortgage debt, which was placed on The Falls, Stoneridge, Briarwood, and Meadowood was $410 million. The remainder of the purchase price was funded through a combination of the proceeds from the Series F Convertible Preferred offering and a $200 million three-year term loan.

In 2005, we have closed on three properties in two separate transactions. Together with Ivanhoe Cambridge, we purchased St. Enoch Centre for 272.5 million pounds, a 190 million pound non-recourse mortgage with a fixed rate of 5.53 percent funded a portion of the purchase price.

In March we closed on the acquisition of Southdale and Southridge for $452 million. This transaction was also financed with fixed rate mortgages totaling 311 million, with an average interest rate of 5.2%.

The same qualities that made these assets appealing to lenders are also important to institutional investors. Not surprisingly, we have received strong joint venture interest in both of these assets.

Not only have we utilized fixed rate debt on our acquisitions, we have also reduced our exposure to variable rate debt on recently opened Landmark Mills with construction loans outstanding. In October we put swaps in place which fixed our interest payments on our construction loan at St. Louis through maturity.

During ‘03, we also replaced the construction loans on some of our recent Mills developments with permanent financing. Early this year, permanent financing was placed on Discover Mills and in early in ‘04, permanent financing was placed on Discover Mills, and in October the construction loan at Colorado was replaced with a $170 million mortgage.

Given to how much our capital structure has changed since December 31, I would like to take a moment to review our financial ratios at the end of the year ‘04, as adjusted for the acquisitions of St. Enoch, Southdale and Southridge, as if they had occurred at the beginning of ‘04.

After removing the impact of foreign currency gains and the one-time benefit of our accumulative adjustment for FIN 46, from our 2004 interest coverage ratio, and adding the interest expense in NOI associated with our recent acquisitions, our adjusted year-end 2004 interest coverage ratio would be 3.0 times versus 3.1 times in the 12-month ended December 31, 2003. Adjusting our fixed charge coverage ratio using the same method, yields a coverage ratio of 2.2 times, versus 2.2 times for the 12 months ended December 31, 2003.

Our debt-to-market capitalization, including the debt associated with the recent acquisitions, using yesterday’s closing stock price stands at 53.7%, versus 51.3 percent at December 31, 2003.

That concludes our operational and financial remarks. I would now like to turn the call over to Jim.

Jim Dausch - The Mills Corporation - President, Development Division

Thanks, Ken.

We took a number of positive steps forward during the fourth quarter of 2004 in the company’s development business. Let’s examine them in the context of the three legs of our business strategy.

Following the successful opening of our first Canadian center in Toronto in November, we’re looking forward to the opening of Pittsburgh Mills on July 14 of this year. This Mills project will be the first with full-priced department stores including Kaufmann’s and JC Penney, the first with full-price inline stores, but also a great line-up of typical Mills-type anchors including Sears Grand, Border’s Books, Dick’s, Nascar SpeedPark, Lucky Strike Lanes, Linens and Things, and a 16-screen Cinemark theatre.

Pittsburgh Mills also feature a campus of value stores led by Wal-Mart and Sams, giving the consumer a full range of value, full-price retail, and entertainment offerings in one great location in the Northeast Pittsburgh market.

In addition to Pittsburgh Mills, construction and leasing underway on the Colonnade at Sawgrass Mills, a 110,000-square-foot collection of high-end shops and restaurants. Our third expansion of Sawgrass in the last ten years and first to take advantage of the 550,000 square feet of expansion space, which we’ve worked to entitle over the past three years.

Already we have commitments from a terrific collection of brand-name outlet stores and restaurants, including Burberry, Barney’s, Ferragamo, Escada, St. John’s, Coach, Cole Hahn, David Yurman, Max Mara, the Grand Lux restaurant and others. We anticipate a grand opening in November of this year.

During the fourth quarter of 2004, we completed the renovation of Sawgrass Mills and its fresh appearance and ambience are already contributing to the strong uptick in sales we see at Sawgrass Mills. We’re already underway with a similar facelift for Potomac Mills to complement the introduction of the many new tenants there and set the table for future expansion.

To complete the Mills picture, we continue to make progress on several new Mills sites, one in the Boston area, another in Vallejo, California, a third in Portland, Oregon, and on the addition of five new anchors to the Great Mall.

The second leg of our develop strategy involves full-priced retail and entertainment centers. The biggest of these, of course, is Meadowland Xanadu, our family, entertainment and retail extravaganza in northern New Jersey.

As Larry said, on Friday of last week, the Army Corps of Engineers issued our 404 Wetlands Fill Permit, the last regulatory permit required for construction and construction of the project began this week.

Court challenges to the project continue to be pursued, so far unsuccessfully, by Hartz Mountain, Westfield and others. We believe these suits to be without merit and not likely to hold up construction or opening of the project.

Meanwhile, leasing of the project continues, as we convert commitments received in the fall of last year into executed leases this year and to add new great merchants and entertainment tenants to our mix.

Beyond the Meadowlands, progress continues on our 108 North State Street project in Chicago. This is a mixed use project where we’ll act as developer of 400,000 square feet retail and entertainment space, and as master developer of an overall complex that includes office, hotel, and residential components developed by others.

All of this will be constructed above and linked to a state-of-the-art CTA train station providing high-speed service to O’Hare and Midway airports.

The entitlement process began in earnest in the fourth quarter of last year when the planning commission approved the project and we expect final City Council approval in May. This would allow for a land closing to be concluded and construction commenced before the end of the year. We expect the CBS office deal to be executed very soon within a matter of days.

Entitlement work and deal documentation also continue with the Port Commission in San Francisco on the Piers project there, and we expect entitlement work to be completed in the first quarter of 2006 with construction able to begin in midyear.

On the more traditional regional mall side, we’ve made solid process at Del Amo Fashion Center. Our entertainment wing to replace the old Montgomery Ward wing is fully entitled and under construction with the scheduled opening in the spring of 2006. A new state-of-the-art AMC Cinema will anchor this wing.

The follow-on entitlement process for the reconfiguration, expansion and redevelopment of the center is now underway and should be completed around the end of this year.

At the Shops at Riverside Square, we plan to expand by reconfiguring and expanding one of the existing department stores and enabling us to add up to 150,000 square feet of new high-end specialty space. Discussions continue with the department stores and we expect to complete the entitlement process shortly. This would enable a 2006 completion.

In Broward, we plan to add both a new 75,000-square-foot AMC Cinema and an additional 50,000 square feet of lifestyle GLA adjacent to the cinema. Lifestyle expansions are also being pursued for three of the new centers in which we have acquired interest from GM, Meadowood in Reno, Briarwood in Ann Arbor, and Stoneridge in Pleasanton, California.

And finally, on March 15th of this year, the Prince William County Board of Supervisors voted to allow the commencement of construction to proceed on our proposed Potomac Town Center, a full-priced lifestyle center on a site adjacent to I-95, opposite Potomac Mills in Woodbridge, Virginia. We would expect to begin construction on this site later this year.

Now I’d like to give you an update on our international development business. Ron Weidner is now fully aboard as head of our international unit and is leading a strong on the ground management team in Europe to drive forward the substantial development pipeline we’ve been pursuing there and to generate new development and acquisition opportunities as well.

On specific projects, as Larry mentioned, in Rome, we and our local partner, Lamaro and company were selected by the city of Rome to redevelop the historic Mercati Generali. We expect the conclusion of the concession agreements shortly and should be into construction and leasing of the project during 2005.

In addition, we’ve completed the purchase with our partners Ivanhoe Cambridge of the St. Enoch Centre in Glasgow and are working on plans to redevelop, expand, and significantly remerchandise this center. Also in Glasgow, our Ravenscraig partner, Wilson Bowden awaits the final court decision shortly on the appeal of their entitlements of this site and they expect this decision to be soon and positive.

In Milan, our local partner, who is holding the land and running the approval process, continues to anticipate favorable public approvals this year for the mixed-use, retail, and residential project in Segrate in the affluent northeast suburbs.

Aside from these relative immediate opportunities, we continue to pursue other attractive prospects in Barcelona, Valencia, also a second large site in the southwest suburbs of Milan, one in suburban Florence, and another on the outskirts of Rome. Overall, our approach to international development, once the initial predevelopment phase as I described are completed, should produce a start of construction of at least one project a year by next year.

That completes my remarks.

Larry Siegel - The Mills Corporation - Chairman, CEO

Now we’d like to turn the call over to questions please.

QUESTION AND ANSWER

Operator

Thank you. Ladies and gentlemen if you would like to register a question, please press the one followed by the four on your telephone. You will hear a three-toned prompt to acknowledge your request. If your question has been answered and you would like to withdraw your registration, please press the one followed by the three. If you’re using a speakerphone, please lift your handset before entering your request. One moment please for the first question. Our first question is from the line of Michael Bilerman, Smith Barney. Please proceed with your question.

Michael Bilerman - Smith Barney Citigroup - Analyst

Good morning, Jon Litt’s on the phone with me as well. What were the key changes that made you decide to consolidate the KanAm JVs relative to when you looked at FIN 46 earlier in the year?

M.J. Morrow - The Mills Corporation - CFO

In looking at the KanAm joint ventures, the most significant factor that caused us to re-evaluate our decision was a technical interpretation of their related party nature to us and, therefore, the combining of both our interest and theirs in evaluating the substantial activities under FIN 46.

Michael Bilerman - Smith Barney Citigroup - Analyst

And this, go ahead, sorry?

M.J. Morrow - The Mills Corporation - CFO

So really it goes down to a determination that they are a related party, and that, therefore, when you look at us combined substantially all of the activities are conducted on the behalf of the two combined entities.

Michael Bilerman - Smith Barney Citigroup - Analyst

And this came out post your restatement in terms of the change?

Ken Parent - The Mills Corporation - COO

No.

M.J. Morrow - The Mills Corporation - CFO

No, we announced on February 16th that we would be doing it. It was just, it did not change the numbers for the individual projects. It just basically took them from an equity in earnings presentation to a consolidated presentation.

Greg Neeb - The Mills Corporation - CIO

Michael, we announced that we were going to take the 12 and as of the beginning of the second quarter of this year consolidate them.

Michael Bilerman - Smith Barney Citigroup - Analyst

Are you going to be able to break that out for us when you do release your 10-K in terms of, so that it would easier for us to compare what you had reported this year without this piece that we can just lump it in?

Greg Neeb - The Mills Corporation - CIO

You know, I guess, Mike, we can consider that. I think our goal is to try to get this going forward using this method and having, you know, you’ll be looking at it in ‘03 in a similar way. We can certainly help you with that. It’s just sort of, you know, a lot of percentage share whether it’s in a JV format and we take their share of it or whether it’s consolidated and there’s a minority interest piece of it.

Jonathan Litt - Smith Barney Citigroup - Analyst

I guess the question is will you restate historically so that we have an ability to look at your quarterly ‘04 results and ‘03 results and then build in an ‘05 model because what you did now for ‘04 is very hard to use to model ‘05. Do you follow what I am saying?

Greg Neeb - The Mills Corporation - CIO

Which is why, I think, when you try, when you look at boil down to it, when you look at our NOI schedules in the 8-K and look at our shares, I mean we tried to give you that information there so you can really carve through the nature of the overall NOI, you can get to the property levels and our share of it and really evaluate it that way. We’ll gladly consider other ways to do this and if we can provide additional information, I think we’d be open minded about doing that.

Michael Bilerman - Smith Barney Citigroup - Analyst

Well, Greg. Do you have a sense of when you’re actually going to give the quarterly results so that we’ll be able to build, I mean obviously, your year this year, you had a lot acquisitions, you had a lot of things come on, and so just building off of a 2004 number is probably not the best thing to do. So I’m just wondering, do you have a sense of when you’re going to file the quarterly results?

M.J. Morrow - The Mills Corporation - CFO

The quarterly results will be included in the required footnote disclosure in our Form 10-K so that will break down the quarters on a restated basis.

Michael Bilerman -Smith Barney Citigroup - Analyst

Greg, you had talked about your guidance, and you said development and leasing fees of 10 and then I missed what you said afterwards, was it 10 to 5 million?

Greg Neeb -The Mills Corporation - CIO

10 million to 15 million.

Michael Bilerman -Smith Barney Citigroup - Analyst

15 million. And you talked about your G&A, 5 to 6 million due to the restatement, SarbOx, and the capitalization policy. Can you break out how much the SarbOx and restate so that we can get a good estimate of what it might be for ‘06?

Ken Parent -The Mills Corporation - COO

I think the restatement classification is a couple million dollars. I think that the majority of it, quite frankly, is just being more conservative in how we capitalize our overhead, which was not part of the restatement. We did that really starting in ‘05.

I mean as everyone’s aware, as part of the restatement, we also wrote off capitalized leasing, non-development fees and wrote them off against the fee item. So that’s part of the restatement

But in addition, starting in ‘04, we just took a more conservative approach to whether or not we capitalize overhead at all. And, you know, that was really, you know, that was a good $3, $4 million impact in ‘04. And a lot of that happened in the fourth quarter, quite frankly, and you’ll see that continue into 2005.

Michael Bilerman - Smith Barney Citigroup - Analyst

And where did your $10 million, the write-off that you’re talking about hit on the income statement?

Ken Parent - The Mills Corporation - COO

Is “other income” an expense? Yeah.

Jon Litt -Smith Barney Citigroup - Analyst

Can you talk about, you talked about the development that’s coming on this year. What’s the dollar amount of development that’s coming on this year, on line?

Jim Dausch -The Mills Corporation - President, Development Division

John, do you mean what is new developments that are coming on in ‘05?

Jon Litt - Smith Barney Citigroup - Analyst

Right.

Larry Siegel - The Mills Corporation - Chairman, CEO

That’s the total dollar volume of, are you talk being new development or expansions?

Michael Bilerman - Smith Barney Citigroup - Analyst

New development, redevelopment because you talked about how that’s in your numbers. I just was wondering what the dollar amount is?

Jim Dausch -The Mills Corporation - President, Development Division

You’re opening Pittsburgh this year. And Colonnade this year.

Jon Litt - Smith Barney Citigroup - Analyst

Pittsburgh, Colonnade.

Greg Neeb - The Mills Corporation - CIO

And then you have probably another, throughout the course of the year, another 100 plus million dollars of redevelopment kind of capital.

Michael Bilerman - Smith Barney Citigroup - Analyst

And so what are your capital needs going to be this year if you, at some point, are you going to have to go out and try to raise additional capital as your leverage has ticked up with the recent acquisitions?

Greg Neeb - The Mills Corporation - CIO

You know, I think, Michael or on our press release with those acquisitions, we said we were going to consider doing that. As you know we today have financed it, you know, with permanent mortgages and with off of our line. You know, our year-end line is I think in the mid-2s and those acquisitions probably drove it to the the mid-4s. And so it’s a billion dollar line, as you know, we’ve got capacity there. We’re going to continue to look at it and evaluate it.

Jon Litt -Smith Barney Citigroup - Analyst

Along these lines. I guess we were a little disappointed to see you chewing up so much capital on the acquisitions given the development opportunities you have. To what degree do you think you’re going to continue to aggressively pursue acquisitions?

Larry Siegel - The Mills Corporation - Chairman, CEO

Well, we’re going to look at them, Jonathan, you know, if something comes up that we think fits our portfolio and our strategy, then it might be something we’ll pursue. I think those opportunities are obviously much less than they were before so, but, you know, we’re going to be looking, and we are looking in Europe too, right now. So, you know, there is nothing imminent. There’s nothing specific that we’re looking at right now or working on. So it’s, I think it’s hard to answer that question.

I mean, we’re going to pursue our development opportunities vigorously and we’re going to keep pursuing our redevelopment opportunities vigorously, and we think the combination of both those yields is pretty attractive. You know, our development yields combined with our acquisition and our redevelopment, you know, producing better yields, you know, have been pretty good and hopefully will continue to be that way.

Jon Litt - Smith Barney Citigroup - Analyst

I guess the question is, how do you decide how to allocate capital? I mean, from us sitting in our offices in New York it seems pretty easy. Put all the money into development and don’t mess with the acquisitions because you’re on the market and getting better yield. And I’m just wondering what thought process you guys have in allocating it because capital is a finite resource?

Larry Siegel - The Mills Corporation - Chairman, CEO

I don’t think you can run your business that way, though, Jonathan. I think you’re out there trying to put together a company and a portfolio that works cohesively together as well as it possibly can. If we see opportunities that we think are going to enhance our portfolio, we may look at them.

For synergistic reasons, other reasons, if we see opportunities out there for acquisition that we think we can enhance the yields to redevelopment and get closer to development returns, we’ll probably look at it. I think we’ve been very careful and very prudent in what we bought and what we paid for those things and where we think we can eventually take them.

And, again, how it fits into our overall strategy of how we run a company over the next five to ten years, I think we need to be positioned, you know, regionally, and, you know, as well as we possibly can, and also, not only in the Mills business but also in the regular regional mall business because those synergies are becoming more apparent every day and every month as these consolidations go on and as you’re going to see empty store boxes in a lot of malls or in some malls, and, you know, we’ve been predicting this and working on this kind of thing for ten years, and we think we are uniquely positioned to do a lot of good things with these redevelopments.

Jon Litt - Smith Barney Citigroup - Analyst

Great. Thank you.

Greg Neeb - The Mills Corporation - CIO

John, I think we’ve shown and we demonstrated and Larry’s script talked about 3.5 billion at a 7.5 yield and up, you know, with $750 million in potential double-digit, you know, value-added opportunities. If you look at those situations whether it is Del Amo or it’s Great Mall in Milpitas, we have basically monetized some of that value already with joint ventures.

Michael Bilerman - Smith Barney Citigroup - Analyst

Thank you.

Operator

Thank you. Our next question is from the line of Ross Nussbaum, Banc of America Securities. Please proceed with your question.

Ross Nussbaum - Banc of America Securities - Analyst

Hi, everyone, good morning.

Larry Siegel - The Mills Corporation - Chairman, CEO

Good morning.

Ross Nussbaum - Banc of America Securities - Analyst

A couple of questions. First on Pittsburgh Mills, when you’re showing about 73% executed leases in the supplemental, can you break that out between in-line and anchor?

Larry Siegel - The Mills Corporation - Chairman, CEO

You, I mean, your anchor deals are, I think, basically finished but for one. Right. One spot left. You’ve got, you know, in Pittsburgh, in specialty store in Pittsburgh, you’ve got about 53 to 55 percent committed. A lot of them going under construction, and we expect to open the project around 80, 82 percent.

Ross Nussbaum - Banc of America Securities - Analyst

Okay. The second question is, you’re showing about 830 million of gross construction in progress in the pipeline. Can you break out what the major components of that are besides Pittsburgh?

Ken Parent - The Mills Corporation - COO

Yeah, let me, hold on, Ross. Let me just take a look. You know, obviously we’ve got a lot of dollars in the Meadowlands. Pittsburgh is clearly a big piece of it. We’ve got a lot of dollars at Del Amo. I’m just kind of going down, just going down the list here.

Ross Nussbaum - Banc of America Securities - Analyst

Are you going to have a detailed breakout of each of these in the 10-K? Because I think it would be helpful when you’re showing a 835 million number and yet you’re only showing one specific project cost above it in the supplemental, it’s hard for us to reconcile the 600 million difference there.

Ken Parent - The Mills Corporation - COO

Yeah, nearly half of it, I’ll tell you, nearly half of it is Meadowlands and Pittsburgh. And, you know, the balance of it is a lot of different projects. There’s a lot of dollars sitting in Meadowlands, I’m sorry, sitting in Del Amo. There’s dollars invested in the Madrid outparcels, there’s dollars invested in the Colonnade expansion at the Sawgrass, and there’s dollars invested in some of the redevelopments, in combination, you know, it’s a big amount, but individually not terribly material.

You know there’s $10, $15 million, $15 million plus dollars at Potomac for acquiring the land at the Town Center. It’s that kind of stuff. But I mean half of it is in two projects.

Ross Nussbaum - Banc of America Securities - Analyst

On the Meadowlands specifically, have you updated your scheduled opening date for the project now that you’ve put a shovel in the ground in March?

Larry Siegel - The Mills Corporation - Chairman, CEO

We are in the process of doing that now, Ross, and, you know, we still expect a 2007 opening. I mean we’re going to move now as fast as we can. You know, we’re in the process, as you know, we’ve made a lot of progress on the anchor side with most of the boxes already either signed or committed.

We’re in the process now doing sponsorship deals and just started our in-line leasing, and you know, we’re working toward a date and we’ll get it to you. But, you know, I would look at the second half of the year sometime.

Ross Nussbaum - Banc of America Securities - Analyst

Okay. And then with respect to your percentage ownership that you’re going to be reporting going forward with the new accounting, what percentage of that project are you going to own?

Ken Parent - The Mills Corporation - COO

What percentage of the project? I think, are you talking about the liquidation of book value accounting?

Ross Nussbaum - Banc of America Securities - Analyst

Yeah, under the new methodology, what percentage ownership you’re going [inaudible].

Ken Parent - The Mills Corporation - COO

I think the percentage ownership is going to be similar to how we reported it before. I don’t think you’re going to have a significant difference as we said in the past under, you know HLBV versus the economic ownership method that we had done in the past.

Ross Nussbaum - Banc of America Securities - Analyst

Okay. And then the last question is, on your earnings guidance, how much FAS 141, 142 non-cash income do you have in there? Because if I remember, you hadn’t given us an update for the GM portfolio before.

Greg Neeb - The Mills Corporation - CIO

It’s still 6 million.

Ken Parent - The Mills Corporation - COO

Yeah —

M.J. Morrow - The Mills Corporation - CFO

It’s still approximately 6 million for next year because of the structure of the GM acquisition. There is not a 141 adjustment.

Ross Nussbaum - Banc of America Securities - Analyst

Okay. Thank you.

Operator

Thank you. Our next question is from the line of David Ronco, RBC Capital Markets. Please proceed with your question.

David Ronco - RBC Capital Markets - Analyst

Hi Good morning. You guys talked about fixing the loan at Colorado. I wondered if you could talk about the time table for fixing the construction loans at both Cincinnati and Madrid Xanadu?

Greg Neeb - The Mills Corporation - CIO

Yeah, sure. We, you know, at Cincinnati, that’s something that, you know, we would be looking to swap potentially now in the near future. The other things that we’re looking at, Madrid Xanadu, you know, is one where we just acquired that partnership and own it outright and that is also a situation that we’re looking at along with, I’ll tell you, along with potentially parts of our term loan and Del Amo.

David Ronco - RBC Capital Markets - Analyst

Okay, and then can I get —

Greg Neeb - The Mills Corporation - CIO

We’ll have more clarity on that I think. And when we come back to you on our first-quarter call.

David Ronco - RBC Capital Markets - Analyst

Okay. And then can you just repeat, I didn’t get the interest rate on the Colorado loan.

Ken Parent - The Mills Corporation - COO

5.2?

Larry Siegel - The Mills Corporation - Chairman, CEO

Just turning to the right page.

Ken Parent - The Mills Corporation - COO

The loan on Colorado is LIBOR plus 178.

David Ronco - RBC Capital Markets - Analyst

Okay. Would you fix it?

Ken Parent - The Mills Corporation - COO

Look to swap it.

David Ronco - RBC Capital Markets - Analyst

Okay. All right. Thanks.

Operator

Thank you. Our next question is from the line of Craig Schmidt, Merrill Lynch. Please proceed with your question.

Craig Schmidt - Merrill Lynch - Analyst

Yeah. I was wondering if there have been any new anchors announced since your October 5th land closing celebration?

Larry Siegel - The Mills Corporation - Chairman, CEO

Well, as you know, Craig, we announced, I think it was 18, it was 21 was the number?

Craig Schmidt - Merrill Lynch - Analyst

20, I think.

Larry Siegel - The Mills Corporation - Chairman, CEO

20, I’m sorry. Thank you. You know better than I do. 20 tenants and sponsor court providers at that event. And we tried really hard at that event to have the project as finitely defined as possible.

We’re working now with a couple of other anchors that we’re close to finishing deals with. One is Nokia Theatre owned by Anschutz Entertainment Group, which is about 60,000 square feet. And that they’re opening a reasonable facsimile of what they’re going to do with us in Times Square. There’s a sign up there now. This would be the sister venue for them.

And, also, we are working with Landry’s to do, from Houston, the publicly traded restaurant company, to do an aquarium restaurant of, I think, about 30,000 square feet. They have one in Houston and it does extremely well. They opened one in Opry about a year ago that does very, very large volume. So we’re excited about that.

And we’re in the process, by the first quarter, I’m hoping we’ll be able to give you some more information on sponsorship, commitments, and also start to talk more about the retailers.

I can tell you that we’ve had enormous retail interest in the project, and the in-line leasing on a preliminary basis because we just started in the last 30 to 45 days is extremely strong. And when we get together I’d love to go through the merchandise mix with you because I think you would appreciate the specialness of it very, very much. But all told, we’re very excited about the demand and where that project is going and also where the income numbers are coming in. So, you know, that’s about it.

Craig Schmidt - Merrill Lynch - Analyst

What would be sort of the last point you could sign the new anchor or get a commitment for them to make the ‘07 opening?

Larry Siegel - The Mills Corporation - Chairman, CEO

Well, you know, we’re so far ahead of where we usually are now. We’re two years and some months out, and, you know, we’re actually, Jim will tell you, and actually I was in New York a couple of weeks ago with him doing some of this.

We’re actually in design with the majority of those anchors right now, because of the complexity of the building and the way that this whole thing hooks them together and the complexity of some of the uses, you know, we started early with the ones that we’ve had to start early with. They’ve been extremely cooperative so add us to design of building and actually do value engineering on the building to get some costs out. We spent a couple of days doing that last week in New York and here.

And, you know, I think we can probably sign anchors, the retail guys who are less complex to work with for up to another year, year and a half and still get them open. So, Jim, do you have anything you want to add to that?

Jim Dausch - The Mills Corporation - President, Development Division

No, that’s true.

Craig Schmidt - Merrill Lynch - Analyst

Would the plan still include a fashion department store?

Larry Siegel - The Mills Corporation - Chairman, CEO

The plan still includes several fashion anchors, you know, as the rest of the project is unique and special. We’re working with some very interesting guys, and, yeah, you would probably, you would consider them department stores. Some of the sizes might surprise you, but, yeah, we’ll make those announcements at the appropriate time.

Craig Schmidt - Merrill Lynch - Analyst

Thanks a lot.

Larry Siegel - The Mills Corporation - Chairman, CEO

Thank you.

Operator

Thank you. And as a reminder, ladies and gentlemen, to register for an audio question please press the one followed by the four on your telephones. Our next question is from the line of Matt Ostrower, Morgan Stanley. Please proceed with your question.

Matt Ostrower - Morgan Stanley - Analyst

Good morning. Ken, can you quantify a little bit the impact of changing the accounting for the inducements themselves?

Ken Parent - The Mills Corporation - COO

They’re just about a couple of pennies, Matt, in ‘04, a little bit less in the periods going back. Those are dollars that have been classified as tenant allowances and we went through and really scrubbed our leases, concluded that they probably don’t fit the criteria for continued capitalization under the new letter from the SEC. So we decided that we needed to expense those against minimum rents

Matt Ostrower - Morgan Stanley - Analyst

They were like reimbursing moving expenses that kind of stuff?

Ken Parent - The Mills Corporation - COO

You know, it’s a bunch of different dollars and if the lease talked about dollars given the tenants and it wasn’t clear that it was going into the physical, you know, the building, that it could have been used for something else. You just can’t capitalize anymore, you can’t capitalize those anymore and amortize them as a tenant allowance. It just has to go against the minimum rent line item. But they’re not significant obviously because they’re only a couple of pennies.

Matt Ostrower - Morgan Stanley - Analyst

Okay. And in your original restatement press release, I think you alluded to the fact, actually I don’t recall that specifically, but I thought that you guys had said that the accounting restatements net-net would have a positive impact on ‘05, and I am wondering, I know it’s sort of asking like what would it have been, numbers that you probably haven’t looked at in a while, but net-net can you sort of give me at least a general sense for how much ‘05 guidance went up specifically because of all the accounting changes you made?

Ken Parent - The Mills Corporation - COO

Yeah, Matt. I think it’s very similar to what it was in ‘04. We talked about that being a $0.10 increase and we talked about that back in February offset by these increased abandonments and I think you’re going to have the same kind of boost of the numbers that we’ve had, that’s what we’ve put in our guidance anyway for next year and I think that’s going to hold.

Matt Ostrower - Morgan Stanley - Analyst

So net-net, if I recall correctly in ‘04, you sort of ended up where you thought you were going to end up because the $0.10 was eaten up by abandoned project costs. Are you saying that’s exactly the same thing in ‘05 where you sort of built in some additional abandoned project costs in ‘05 or —

Ken Parent - The Mills Corporation - COO

We haven’t built in the abandoned project costs but I think the abandoned project cost, which were $10 million last year, I think we were forecasting maybe 5 million, which is more normal, but the course, I think that’s what we built into our budgets. We will have the continuous, I think the increase in all the restatements is somewhere between 5 and $0.10 really and to be more clearer ‘05.

Matt Ostrower - Morgan Stanley - Analyst

So I guess, so sort of cutting through all the noise here, pre-restatement we’re talking about expected growth in ‘05 in the sort of high single-digit range?

Ken Parent - The Mills Corporation - COO

Oh, I’m sorry, yes.

Matt Ostrower - Morgan Stanley - Analyst

Okay. Great. And then on Ravenscraig, just to get a better update here. If I recall correctly at the end of last year there was a decision that was supposed to be handed down I think it was September. It sounds like that was handed down and there was, in fact, an appeal even though you guys thought there probably wouldn’t be an appeal, there was an appeal, and now we’re in that appeal process. Is that a fair statement?

Jim Dausch - The Mills Corporation - President, Development Division

No, Matt, what happened in September was that the court did not complete its hearing, and they completed it, I believe, in December, and they’re now waiting for the decision.

Matt Ostrower - Morgan Stanley - Analyst

Okay, so there hasn’t been an appeal yet?

Jim Dausch - The Mills Corporation - President, Development Division

There has not been, the next, if they are successful and the other guys decide to appeal, the appeal would be to the House of Lords and that’s discretionary the way it is when we appeal to the Supreme Court.

Matt Ostrower - Morgan Stanley - Analyst

Okay. And, again, you still assign a low probability of that happening or you just don’t know at this point?

Jim Dausch - The Mills Corporation - President, Development Division

I’m not so sure that we can say a low probability of what the other people will do. Our partners anticipate that there’s a low probability that they will succeed on this appeal. And then I think it’s anybody’s guess about what they decide to do but the proportion of cases that the House of Lords takes is kind of like what our Supreme Court takes, which is a local portion of what’s taken up to it.

Larry Siegel - The Mills Corporation - Chairman, CEO

And also, our partners do feel good about it, Matt. The other good thing is that again, our partners are spending the money adjudicating it. So, you know, we’re, I’ll see them in two weeks when I’m over there and get more of an update, but they feel good about it. And you know, through what they tell us, we feel good about it.

Matt Ostrower - Morgan Stanley - Analyst

Okay. And were you involved in the bidding at all on the Bluewater transaction that just got announced?

Larry Siegel - The Mills Corporation - Chairman, CEO

No.

Matt Ostrower - Morgan Stanley - Analyst

Okay, great. Thank you.

Ken Parent - The Mills Corporation - COO

Matt, I also just wanted to add what I said before on the growth rate. I think if you restate ‘03, if you go to ‘03, ‘04, and ‘05 without the restatements, you’re still into double-digit growth. I think what I said, when you said it was high single digit, we were both just adjusting one year.

Matt Ostrower - Morgan Stanley - Analyst

Okay. Depending on how you want to treat those abandoned project costs basically?

Ken Parent - The Mills Corporation - COO

Yeah.

Matt Ostrower - Morgan Stanley - Analyst

Okay. Thank you.

Operator

Thank you. Our next question is from the line of Mike Mueller, J.P. Morgan. Please proceed with your question.

Mike Mueller - J.P. Morgan - Analyst

Hi, a few questions. First, the prior guidance you put out, 393 to 395, can you reconcile that with the 396 today?

Ken Parent - The Mills Corporation - COO

When we put out that guidance, we thought we would be at the high end of that range and we allowed ourselves some cushions, a little bit of a cushion and as we worked diligently through the weekend and finishing up the quality control that we put on our numbers, we, you know, we are a penny high.

Mike Mueller - J.P. Morgan - Analyst

Okay. Speaking with you, Ken. The net development fees of $10 to $15 million that you’re looking at for ‘05, can you run through which line items they’ll show up in and I guess maybe take it a step further. If you’re looking at the management fees, the other management fees, I guess the attribution, what do those numbers look like in ‘05?

Ken Parent - The Mills Corporation - COO

Yeah, the development fees are going to run through actually three line items. There’s going to be two income line items, two line items that when you add together are going to be the revenue piece of it, which is the, what’s the two lines, attribution to Mills and other fee income. So those are the two, other fee income and attribution of Mills, those are the two items that you need to add to get the total revenue.

The expense side of it is simply going to be in the cost of fee income or something like that. There’s a cost of fee income line item and that’s the cost, that’s the amount that we’re costing out against those revenues.

So when you net that one against the two revenue line items you get the net amount of that $10 to $15 million. That’s what you’ll have next year. I’m sorry. I don’t know what the grossed up numbers are, but when you net all three of those together you’re going to have that $10 to $15 million number in 2005.

Mike Mueller - J.P. Morgan - Analyst

Okay. Land sales. Did you say they were up $22.4 million in ‘04 or up 21.4 million?

Ken Parent - The Mills Corporation - COO

The land sales increased to, let’s see, what were we, $29 million in ‘04, and they were $8.5 on a restated basis in ‘03, and obviously the amount that was restated we reduced it by a couple of million dollars in ‘03 and ran it through the LABV model and that popped up into ‘04. So on a restated basis we are at that $21 million of an increase.

Mike Mueller - J.P. Morgan - Analyst

Okay. And last thing on land sales. Where exactly are the numbers flowing through the P&L statement today?

Ken Parent - The Mills Corporation - COO

The majority of them, they’re sitting in other, the majority of them are sitting in “other income,” I believe.

Mike Mueller - J.P. Morgan - Analyst

Other property revenue or —

M.J. Morrow - The Mills Corporation - CFO

Other income expense.

Mike Mueller - J.P. Morgan - Analyst

Okay. And last question. Is there anything that Giants can do to throw a wrench in the construction process at Meadowlands?

Jim Dausch - The Mills Corporation - President, Development Division

Well we don’t believe that they can. Obviously the Giants, if you read the newspapers, probably take a different view, but I think discussions are going on with them at the state level at this point. We don’t read, we’ve looked at their lease with the state. We don’t believe that they have the right to do anything. And so are not concerned about that.

Mike Mueller - J.P. Morgan - Analyst

Okay. Thank you.

Operator

Thank you. Once again as a reminder to register for an audio question, please press the one followed by the four on your phones. The next question is from the line of David Fick, Legg Mason. Please proceed with your question.

David Fick - Legg Mason Wood Walker - Analyst

Good afternoon. Hey Ken, can you comment on the status of the Sox 404 letter?

Ken Parent - The Mills Corporation - COO

You know I think as we’ve said before, David, you know the restatement itself gives a strong presumption that you’re going to have a material weakness. Everybody else has restated their financial statements, has reported the material weakness because of that, and I expect even though we’re not done, we haven’t come with the final conclusion internally with our audit committee and with Larry and the rest of the executive management, I believe that we’re probably going to have material weakness because of restatement itself.

Beyond that we’re still, these guys are in the final stages of looking at all the internal controls. Obviously the focus has been in getting the restatement and the numbers out, but the auditors are finishing that up and we’re finishing up our internal reviews here in the next few days and we’re going to issue our opinion next week when the 10-K comes out.

But the only thing I know of right now, the only thing we know of right now is that we are, with a high degree of probability that we’re going to have a material weakness relating to the restatement itself.

David Fick - Legg Mason Wood Walker - Analyst

Okay. I know it’s hard to answer quarter-over-quarter questions at this stage, but we’re trying to parse out the same store NOI numbers a little bit and you’ve been up 4.4% year-to-date. You ended up at 3.1, that was through the third quarter. You ended up 3.1 for the year, and, you know, that would extrapolate, although I’m sure some things moved around, that fourth quarter was negative. Is that accurate?

Ken Parent - The Mills Corporation - COO

Well, the fourth quarter was not as strong as we thought. There’s a couple of things that are happening and, yeah, it’s obviously better once we get the quarterly information out there to go through this stuff, but I’ll give you some highlights of it right now. I think you’re correct. I think there was a couple of things that happened, David.

First of all, fourth quarter of last year was a very strong quarter, of ‘03 was a very, very strong quarter so you’re going up against a strong quarter. Nonetheless we still expected to come in around 4% even with that. And it’s really a bunch of little things that happened in the fourth quarter and the most significant of which, I would say, is we took a very, I think we took a very conservative viewpoint towards bad debts.

We, quite frankly, we reserved more in the fourth quarter ‘04 than we would have in the past, and, you know, I think we’re going to continue to take a conservative look whether it’s on everything. Whether it is capitalized overhead, you know, or it’s bad debts. We’re making these kinds of adjustments.

We’re going to take a hard look at it and so we wrote off quite a bit of bad debt. There was some legal costs, a little bit, not a lot that surprised us in the fourth quarter. We made accruals for them during the year but attorneys just weren’t getting their invoices in. When they finally got them in they were a little bit higher than we accrued. Not a big amount, but that contributed to it as well.

Also the lease inducement adjustments were slightly increased, you know, year-over-year. The 2004 impact slightly more than the 2003 impact.

So it’s kind of a lot of those things, you know, all kind of conspired against us in the fourth quarter. I think the biggest element of it though is, just being more conservative and looking at bad debt.

David Fick - Legg Mason Wood Walker - Analyst

Okay. Thanks. Jim, back to the Meadowlands one more time. Your budget was up $40 million quarter-over-quarter to 890 and your average cost per foot now is looking like it’s about 404. What does this do to your yields? Are you projecting higher-based rents? The push-back in the opening from spring of ‘07 to the late ‘07, is that affecting soft costs? Can you sort of build up, if you will, what’s in that 890?

Jim Dausch - The Mills Corporation - President, Development Division

Well, the 890 is the base cost of the project without some special revenue generating facilities and features that we may or may not add depending on whether some of the deals that generate the revenues actually get done.

I think in part, the increase had to do with the increase in materials cost which everyone has seen over the past years, and some additional costs of the regulatory process that we went through during the last three quarters of last year. However, as Larry indicated, the income projections from the projects have also continued to rise because in the past, we have been relatively conservative about them, and as the leasing process went forward, we saw our anchor economics got better. We got better numbers on sponsorship. Better numbers on parking income, and some of the other things and as a result, our feelings with respect to the yield possibilities for the project hasn’t changed, which, I think, we still feel it’s fair to project something around the 10% range.

Larry Siegel - The Mills Corporation - Chairman, CEO

Your yields, David, on anchors are much better than we thought they were going to be. The deals that we’re making better deals. And that the indications on all the other areas are very positive. So while, you know the cost had gone up for some of the reasons that Jim’s indicated, the income, our anticipated income is, has more than, you know, supplemented that.

David Fick - Legg Mason Wood Walker - Analyst

At this stage, how many fashion department store anchors do you think you’ll have open with that project?

Larry Siegel - The Mills Corporation - Chairman, CEO

Well we will have, I tried to answer the question when Craig asked it. We will have a couple of fashion stores, large anchor-type stores open with that project. Now when I say “large,” you know, it may not be 240,000 square foot department store, it may be 110,000 square foot fashion guy and so we’re working through that now. We’re in negotiations now.

You know, we started that process just because of the political nature of this a little bit later than some of the other stuff, because one of the things that we wanted to show the state of New Jersey was that, you know, this, in fact, was going to be different, and it was going to be very entertainment focused and oriented, which it is. I think it’s better than any other project in the country in doing that.

And we’re doing it also, by the way, with guys who have very good financials, you know, associated with the uses, and, you know, we’re now getting to the second part of it. And I think, you know, as you know, the next couple of quarters unfold, you will start to understand the fashion sense of this much, much better.

David Fick - Legg Mason Wood Walker - Analyst

Okay. Thanks a lot, guys.

Operator

Thank you. We have a follow-up question from the line of Michael Bilerman, Smith Barney. Please proceed with the question.

Michael Bilerman - Smith Barney Citigroup - Analyst

Just a follow-up on the fees. How much fees did you actually book in 2004 that would be compared to your guidance of 10 to 15 million for 2005?

Ken Parent - The Mills Corporation - COO

Just under 22 million.

Michael Bilerman - Smith Barney Citigroup - Analyst

So the land sales and fees will total 51 million, and if I have your guidance right, land sales of 15 to 20 and fees of 10 to 15 which means 25 to $35 million. At high end of that is a decline of $15 million, which is $0.25 a share. Where are you making up any of that $0.25 in other areas for ‘05 versus ‘04?

Ken Parent - The Mills Corporation - COO

Well, I don’t think you’re going to have the same level of project write-off costs. You’re not going to have the write-off associated with the Del Amo refinance. That alone is nearly half of that. So those things.

So you really only have a $0.12 or $0.13 decline that you have to overcome with the reduction in those two categories. And when you take 4 percent growth on the comp centers and slightly larger growth on stabilizing properties and of the GM portfolio that we acquired at the end of the year in ‘04 is going to be accretive obviously in ‘05, and the transactions that we closed in the first quarter of this year are going to be accretive.

There is a slight, a bit of leverage increase but not significant in ‘05. All of those things are going to get, you know, get you well above that decline.

Michael Bilerman - Smith Barney Citigroup - Analyst

And so effectively the land sales, if it’s in other income net of $18 million, you effectively have the $29 million of land sales plus the $10 million of project write-off costs that’s imbedded into that line item?

Ken Parent - The Mills Corporation - COO

The project write-off costs are, yeah, they basically are in the same line item. That’s correct. They’re in the other income expense line item.

Michael Bilerman - Smith Barney Citigroup - Analyst

Okay. And then at what point did you know about the charge for the Del Amo loan? I don’t remember that being talked about, that’s the only reason I ask.

Ken Parent - The Mills Corporation - COO

It’s not a huge number. It happened at the end of the December so it happened in the middle of December.

Michael Bilerman - Smith Barney Citigroup - Analyst

Just as you were speaking I went back to the conference call and I didn’t see the KanAm restatement. That appears to be new news in terms of consolidating that in.

Greg Neeb - The Mills Corporation - CIO

No, Michael, it was in the press release and we discussed that we would be consolidating those entities under FIN 46 of the second quarter. If you go back to that press release.

Michael Bilerman - Smith Barney Citigroup - Analyst

Okay. Thank you

Operator

Thank you. Thank you. And there are no further audio questions. I will turn the conference back over to you.

Larry Siegel - The Mills Corporation - Chairman, CEO

Thank you all for joining us. We’ll be talking to you soon in the first quarter.

Operator

Ladies and gentlemen, this does conclude the conference call for today. We thank you for your participation. We ask that you please disconnect your lines.

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